UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	22-3703799
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

Prudential Plaza

751 Broad Street

Newark, New Jersey 07102

(973)802-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

PRUDENTIAL FINANCIAL, INC. OMNIBUS INCENTIVE PLAN

(Full Title of the Plan)

John M. Liftin

Senior Vice President and General Counsel

Prudential Financial, Inc.

Prudential Plaza

751 Broad Street

Newark, New Jersey 07102

(973)802-7001

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered (1)	Amount to Be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Common Stock, par value $0.01 per share	25,000,000	$33.06	$826,500,000	$17,454.93

(1)	The number of shares being registered represents a portion of the shares issuable under the Prudential Financial Inc. Omnibus Incentive Plan (the “Plan”). Such indeterminate number of additional shares as may be issuable pursuant to the recapitalization provisions of the Plan is hereby also registered.
(2)	Computed pursuant to Rule 457(h) solely for purpose of determining the registration fee, based upon an assumed price of $33.06 per share, which was the average of the high and low prices of the Common Stock on May 30, 2003, as reported on the New York Stock Exchange.
(3)	On March 28, 2003, Prudential Financial, Inc. deregistered (i) 10,775,000 shares of Common Stock that remained unissued pursuant to Form S-8 No. 333-87778 (originally filed on May 8, 2002) and (ii) 6,000,000 shares of Common Stock that remained unissued pursuant to Form S-8 No. 333-102457 (originally filed on January 10, 2003). Pursuant to Rule 457(p), the $66,863.85 registration fee for this Form S-8 may be reduced by the fees previously paid by Prudential Financial, Inc. in respect of the shares that were deregistered on March 28, 2003. The fee associated with the 10,775,000 shares that were deregistered under Form S-8 No. 333-87778 was $31,662.12, and the fee associated with the 6,000,000 shares that were deregistered under Form S-8 No. 333-102457 was $17,746.80. Accordingly, the adjusted registration fee for this Form S-8 (after offsetting the fees paid for the shares that were deregistered on March 28, 2003) is $17,454.93.

Part I –

Information Required in the Section 10(a) Prospectus

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

Part II –

Information Required in the Registration Statement

Item 3.    Incorporation of Certain Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by Prudential Financial, Inc. (the “Company”) are incorporated herein by reference:

(a) The Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2002 filed with the Commission on March 14, 2003;

(b) The Quarterly Report of the Company on Form 10-Q for the fiscal quarter ending March 31, 2003 (filed with the Commission on May 14, 2003); and

(c) Current Reports on Form 8-K dated February 11, 2003, February 19, 2003, March 14, 2003, March 21, 2003, April 17, 2003, April 21, 2003, May 1, 2003, May 6, 2003, May 14, 2003 and May 23, 2003 filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”). Information furnished under Item 9 of Form 8-K is not incorporated by reference herein.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

The New Jersey Business Corporation Act provides that a New Jersey corporation is required to indemnify a director or officer against his or her expenses to the extent that such director or officer has been successful on the merits or otherwise in any proceeding against such director or officer by reason of his or her being or having been such director or officer. A New Jersey corporation also has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation (or in the case of a proceeding by or in the right of the corporation, upon an appropriate determination by a court); and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful. No indemnification shall be made to or on behalf of a director or officer if a judgment or final adjudication adverse to the director or officer establishes that his or her omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

Prudential Financial, Inc.’s certificate of incorporation provides that no director shall be personally liable to Prudential Financial, Inc. or any of its shareholders for damages for breach of duty as a director, except for liability based upon an act or omission (i) in breach of the director’s duty of loyalty to Prudential Financial, Inc.

or its stockholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulted in receipt by such director of an improper personal benefit.

The by-laws of Prudential Financial, Inc. provide that Prudential Financial, Inc. shall indemnify the following persons:

(a) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (including any appeal thereon) (other than an action by or in the right of Prudential Financial, Inc.) by reason of the fact that such person is or was a director, officer or employee of Prudential Financial, Inc., or is or was serving at the request of Prudential Financial, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including reasonable costs, disbursements and attorneys’ fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Prudential Financial, Inc., and, with respect to any criminal action or proceeding, such person has no reasonable cause to believe his or her conduct was unlawful; or

(b) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit (whether civil, criminal, administrative, arbitrative or investigative) by or in the right of Prudential Financial, Inc. to procure a judgment in its favor by reason of the fact that such person is or was a director, officer or employee of Prudential Financial, Inc., or is or was serving at the request of Prudential Financial, Inc. as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including reasonable costs, disbursements and attorneys’ fees) judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Prudential Financial, Inc; provided, however, that no indemnification shall be made in respect of any claim, issue or matter if a judgment or final adjudication adverse to such person establishes that his or her acts or omissions (i) were in breach of his or her duty of loyalty to Prudential Financial, Inc. or its shareholders, (ii) were not in good faith or involved a knowing violation of law or (iii) resulted in receipt by such person of an improper personal benefit.

For directors and officers of the level of Senior Vice President or above, the determination of entitlement to indemnification must be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the shareholders.

Policies of insurance are maintained by the Registrant with unrelated insurers under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.    Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, on this 3rd day of June, 2003.

PRUDENTIAL FINANCIAL, INC.

By:	/s/ MARK B. GRIER
Name: Mark B. Grier Title: Vice Chairman

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 3rd day of June, 2003.

Name	Title

ARTHUR F. RYAN* Arthur F. Ryan	Chairman, Chief Executive Officer, President and Director

RICHARD J. CARBONE* Richard J. Carbone	Chief Financial Officer (Principal Financial Officer)

ANTHONY S. PISZEL* Anthony S. Piszel	Controller (Principal Financial Officer)

Franklin E. Agnew	Director

FREDERIC K. BECKER* Frederic K. Becker	Director

GILBERT F. CASELLAS* Gilbert F. Casellas	Director

JAMES G. CULLEN* James G. Cullen	Director

Name	Title

ALLAN D. GILMOUR* Allan D. Gilmour	Director

WILLIAM H. GRAY, III* William H. Gray, III	Director

JON F. HANSON* Jon F. Hanson	Director

GLEN H. HINER* Glen H. Hiner	Director

CONSTANCE J. HORNER* Constance J. Horner	Director

BURTON G. MALKIEL* Burton G. Malkiel	Director

IDA F. S. SCHMERTZ* Ida F. S. Schmertz	Director

RICHARD M. THOMSON* Richard M. Thomson	Director

JAMES A. UNRUH* James A. Unruh	Director

STANLEY C. VAN NESS* Stanley C. Van Ness	Director

/s/ MARK B. GRIER By *Mark B. Grier, Attorney-in-fact

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibits

4.1

Form of Amended and Restated Certificate of Incorporation of Prudential Financial Inc. Incorporated by reference to Exhibit 3.1 to Prudential Financial, Inc.’s Registration Statement on Form S-1 (No. 333-58524) (“the S-1 Registration Statement.”)

4.2	Form of By-laws of Prudential Financial, Inc. Incorporated by reference to Exhibit 3.2 to the S-1 Registration Statement.

4.3	Form of certificate for the Common Stock of Prudential Financial Inc., par value $.01 per share. Incorporated by reference to Exhibit 4.1 to the S-1 Registration Statement.

4.4	Form of Shareholders’ Rights Plan. Incorporated by reference to Exhibit 4.2 to the S-1 Registration Statement.

4.5	Upon the request of the Commission, the Registrant will furnish copies of all instruments defining the rights & holders of long-term debt of the Registrant.

5.1	Opinion of McCarter & English, LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of McCarter & English, LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.

99.1	Prudential Financial, Inc. Omnibus Incentive Plan.